Exhibit 10.18

Eastern Virginia Bankshares, Inc.

Base Salaries for Executive Officers

As of March 1, 2016

The current base salaries for the executive officers of Eastern Virginia Bankshares, Inc. (the “Company”) are as follows:

Joe A. Shearin President and Chief Executive Officer of the Company and EVB	$353,551

J. Adam Sothen Executive Vice President and Chief Financial Officer of the Company and EVB	$173,578

James S. Thomas Executive Vice President and Chief Credit Officer of EVB	$173,875

Douglas R. Taylor Executive Vice President and Chief Risk Officer of EVB	$153,752

Ann-Cabell Williams Executive Vice President and Retail Executive of EVB	$153,752

Bruce T. Brockwell Executive Vice President and Director of Commercial Banking of EVB	$153,749

Mark C. Hanna Executive Vice President and President, Tidewater Region of EVB	$229,500

Dianna B. Emery Executive Vice President and Chief Operations Officer of EVB	$152,290